NSAR Exhibit 77O
811-10221

Securities Purchased in Underwritings Involving Transactions with
Sanford C. Bernstein and Co. Subject to Rule 10f-3 Under the
Investment Company Act of 1940

10f 3 Transactions October December 2010

AB GLOBAL VALUE FUND

						    Price
			Date		Shares	    per
Security*		Purchased*	Purchased   Share
General Motors Co.	11/18/2010	8,760	    $33.00

		Shares
		Purchased			% of Offering
		by AB		Total		Purchased by
Underwriting	including	Shares		AB including
Concession**	the Funds	Offered		the Funds***
$0.2475		4,000,000	478,000,000	0.84%

		Shares		Price per
Purchased	Held		Share
From^		3/31/11		3/31/11
JPMorgan	15,700		$36.86



*Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

(1) Aggregate purchases by all AB buy-side clients, including the Fund, may not exceed:

	a) If purchased in an Offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the Offering of such class, or

	b) If purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the Offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the Offering of such class in any concurrent public Offering.